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                                                                    EXHIBIT 10.7
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
 HELIX       One Sansome Street                          850 Third Avenue
 CAPITAL     Suite 1800                                  10th Floor
 L.L.C.      San Francisco, California 94104             New York New York 10022
             (415) 288-2406 * Fax: (415) 288-2407        (212) 750-5820 * Fax: (212) 935-3882
===============================================================================================

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Gentlemen:

Pursuant to our recent discussions, this letter agreement (this "Agreement") confirms the agreement among Transphere International, Inc., Transphere Interactive, Inc. (collectively with its affiliates and subsidiaries, "TSI"), newly formed corporation Netsource Inc. ("Netsource") and Helix Capital Corporation, L.L.C. ("Helix") in connection with our proposal to assist you in merging MTC Telemanagement Inc. (collectively with its affiliates and subsidiaries, "MTC"), and TSI and Netsource preparing Netsource/MTC/TSI for private placement and IPO and advising you in your M&A and financing activities.



A.   PROPOSED SERVICES

We propose to act as the exclusive TSI and Netsource (Netsource = MTC + Transphere) M&A advisor and to be available to provide a range of other services to assist the development of the company while maximizing shareholder value. In this capacity we will:


1. Lead the process of merging the companies. Work with all professionals (Lawyers, accountants, internal teams) to effectively complete an operational, legal and financial merger as soon as practically possible.

2. Pre- and post merger M&A, financing, and strategic advisory services, coupled with assistance in the preparation of a business plan, investor presentation and road show support.

3. Find and develop a publicly traded corporate shell as a contingency against IPO timing issues.

4. If requested, assist in the arranging of mezzanine financing and a secondary offering.

5. Complete the proposed acquisitions of Pineapple Multimedia, The Little Garden, RainNet.

6. Perform M&A research, financial design and acquisition execution for the post merger company.


                                    Page 1     Helix Capital L.L.C. Confidential
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B.   FURTHER AGREEMENT TERMS

1. SINGLE PROPOSAL. Helix's proposal for compensation is based on all parties agreeing to engage Helix's services for all the services proposed.

2.   COMPENSATION.

     a) THE M&A RETAINER. In consideration of Helix's services to be provided hereunder, TSI and/or Netsource shall deliver to Helix a monthly retainer of $7500, paid monthly, for a period of 4 months commencing on 15 April 1996.
         Starting from the completion of financing (at least $500,000), monthly retainer will be $10,000, paid monthly, for a period of 12 months, which may be terminated after a year upon 60 days notice by either party.

     b) SUCCESS FEES: As detailed in Section A, paragraphs 5 and 6, Helix shall be receive success fees for these services, terms and conditions of which will be agreed upon between the parties at a later stage.

3. EXPENSES. In addition to the consideration payable to Helix pursuant to B(2) above, the companies shall reimburse Helix, upon Helix's request, for its reasonable out-of-pocket expenses incurred in connection herewith, provided, however, that the Companies shall not be liable to Helix for out-of-pocket expenses in excess of $5,000 per calendar month without the prior consent of Ed Brinskele or Charles Schoenhoeft.

4. CONFIDENTIALITY. All information, materials, contacts or other data provided by Helix to the Companies hereunder shall be kept confidential and shall not, without the prior written consent of Helix, be disclosed to third parties other than employees, attorneys and accountants of the Companies who need to know such information for the purpose of evaluating the Transaction, who shall be informed of the nature of the information and who shall agree to act in accordance with the terms of this provision. If such disclosure is required by any proceeding or governmental authority to be disclosed, the Companies shall provide Helix with prompt notice thereof and if Helix waives compliance with the provisions hereof, and in the opinion of its counsel the Companies are compelled to disclose such information, the Companies may furnish only that portion of the information which it is advised by opinion of counsel is legally required.

5. INDEMNIFICATION. The Companies agree to indemnify and hold Helix and its members, managers, officers, employees and agents harmless from and against any claims, liabilities, losses, damages or expenses related to or arising out of the engagement of Helix hereunder or its role in connection herewith, and will reimburse Helix and any other such party for all reasonable expenses (including reasonable counsel fees) as may be incurred by Helix or any such party in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which Helix or such party is a party. The Companies will not, however, be responsible for any claims, liabilities, losses, damages or expenses which are finally judicially determined to have resulted primarily from the bad faith or gross negligence of Helix. The foregoing agreement shall be in addition to any rights that Helix or any indemnified party may have at common law or otherwise, including without limitation, any right of contribution. If such indemnification is for any reason unavailable, the Companies agree to contribute to the claims, liabilities, losses, damages and expenses involved in such proportion as it is appropriate to reflect

                                    Page 2     Helix Capital L.L.C. Confidential
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     the relative benefits received (or anticipated to be received) by the
     Companies and Helix from the actual or proposed Transaction, provided however that Helix shall not be responsible for any amounts in excess of the amount of any fees received or anticipated to be received by Helix. The Companies agree that they will not, without the prior written consent of Helix, settle or compromise any pending or threatened claim, action or suit in respect of which indemnification or contribution may be sought hereunder unless the foregoing contains an unconditional release of Helix from all liability arising therefrom. The Companies further agree that Helix shall have no liability whatsoever arising out of any oral or written information provided to Helix or any of its agents or employees, by the conduct of any of the foregoing or otherwise in connection with this engagement (except for losses and expenses incurred by Helix that are finally judicially determined to have resulted primarily from the bad faith or gross negligence of Helix).

6. TERMINATION. This Agreement will terminate 18 months from the date of its execution hereof, unless extended by mutual consent Notwithstanding the foregoing, the provisions of Section A, paragraphs 1 through 6 and Section B paragraphs I through 5 shall survive any termination hereof.

7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California and the federal laws of the United States of America applicable therein. Each of the parties attorns to the jurisdiction of the Courts of the State of California to hear all actions, suits and proceedings arising in connection with and arising from this Agreement.

8. SURVIVAL. In the event that any provision herein is determined to be unenforceable under the current law at the time of execution of this Agreement, or unenforceable under such law that may tend to supersede that law in place at the time of execution, all other provisions and the intent of this Agreement shall survive such findings.

9. WAIVER OF RIGHTS. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing by the party against whom the same is sought to be enforced and no failure by either party to enforce any of its rights hereunder shall, except as aforesaid, be deemed to be a waiver of such right. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any provision of this Agreement to be performed by such other party shall be deemed to be a waiver of a similar or dissimilar provision hereof at the same or any prior or subsequent time.

10. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if delivered personally or mailed prepaid registered mail addressed a follows.


                                    Page 3     Helix Capital L.L.C. Confidential
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          In the case of Helix:

          Helix Capital L.L.C.
          Sansome Street
          Suite 1800
          San Francisco, CA 94104
          Te1:  (415) 288-2404 Fax: (415) 288-2407

          In the case of the Transphere International Inc:, Transphere Interactive Inc: and Netsource:

          Mr. Charlie Schoenhoeft
          Transphere International
          444 Spear Street
          Suite 200
          San Francisco, CA 94105
          Te1:  (415) 243-8080 Fax: (415) 546-5252

     or to such other address as the parties shall from time to time specify by notice given in accordance herewith. Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if delivered, or, if mailed by registered mail, upon the date shown on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

11. ENTIRE AGREEMENT. This mutually signed Agreement constitutes the entire agreement between the parties with respect to the transactions and services contemplated hereby and cancels and supersedes all prior undertakings and agreements between the parties with respect thereto and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

12: SUCCESSORS AND ASSIGNS. The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the Companies and Helix and any person or entity entitled to indemnification hereunder.

13. MISCELLANEOUS. Each of the parties represents that it is duly authorized to execute this letter agreement. This letter agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be the same agreement.


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If the foregoing correctly sets forth our mutual understanding, please so indicate on the enclosed signed copy of this letter in the space provided and return it to us, whereupon this letter shall constitute a binding agreement among TSI, Netsource and Helix.

Regards,

HELIX CAPITAL CORPORATION, L.L.C.

/s/ Yoav Stern

Name: Yoav Stern

Title: Managing Partner








AGREED TO AND ACCEPTED

this 12th day of April, 1996

Transphere International, Inc.        Transphere Interactive, Inc.

By:  /s/ Charles Schoenhoeft          By:  /s/ Charles Schoenhoeft
    --------------------------------       ------------------------------
Name: Charles Schoenhoeft             Name: Charles Schoenhoeft

Title: President                      Title: President





AGREED TO AND ACCEPTED

this 12th day of April, 1996



Netsource, Inc.


By: /s/ Charles Schoenhoeft
    --------------------------------
    Name: Charles Schoenhoeft



                                    Page 5     Helix Capital L.L.C. Confidential